Exhibit (a)(1)(J)

Form of Reminder Email #2

To be sent: Thursday, May 21

Subject: Rocket Exchange Offer - EXPIRES TUESDAY, MAY 26

Hello [First Name],

We are sending this email to remind you that the previously announced Offer to Exchange Eligible Options for New Options (the “Exchange Offer”) is still open and you are able to make an election or change a previously submitted election until 3:59pm ET on May 26, 2026 unless extended by Rocket Pharmaceuticals in accordance with the Offer to Exchange.

If you have already submitted an election and received an email confirming receipt of that election, and if you do not wish to change that election, then no further action is required.

If you have not made an election and do not do so before the expiration of the Exchange Offer, then your current stock options will remain outstanding and subject to their original terms.

Please read the Offer to Exchange Eligible Options for New Options, dated April 27, 2026, which is Exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission on April 27, 2026 (the “Schedule TO”), the Schedule TO and all other exhibits to the Schedule TO (the foregoing documents, collectively, the “Offering Documents”), which contain the rules, procedures and other information related to this Exchange Offer. The Offering Documents can be accessed through the SEC website at www.sec.gov. We will send a copy of all documents, free of charge, to any employee that requests them from people@rocketpharma.com.

An email with the link and instructions to access the Election Form via the Exchange Portal was also previously sent to you on Monday, April 27, 2026. For your convenience you may access your Election Form through the Exchange Portal here: exchange.awardtraq.com

For any questions, please contact people@rocketpharma.com.

This notice does not constitute an offer. The full terms of the Exchange Offer are described in the Offering Documents, which can be accessed through the SEC website at www.sec.gov. Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offering Documents.

This is an automatically generated email. Please do not respond to this email as this mailbox is not monitored.